Exhibit 99.1

KENNETH LEE APPOINTED TO BIOCRYST PHARMACEUTICALS’ BOARD OF DIRECTORS

Research Triangle Park, North Carolina – June 27, 2011 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced that Kenneth B. Lee, Jr., was elected to the Company’s board of directors, effective today. He will also serve on the audit committee of the Board.

“Ken Lee brings to the BioCryst board a proven track record of advising biotechnology companies regarding financial and partnering strategies that have significantly increased shareholder value. We look forward to his contributions to the Board and toward the continued progress of BioCryst,” said Zola P. Horovitz, Ph.D., Chairman of the Board of BioCryst.

Mr. Lee has over 35 years of experience counseling management teams, boards of directors and investors of technology-based companies worldwide. He is currently a General Partner with Hatteras Venture Partners, LLC, a venture capital fund focusing on life science companies, which he joined in 2003. Previously he was President of A.M. Pappas & Associates, LLC, following 29 years with Ernst & Young, where he was most recently Managing Director of the firm’s health sciences corporate finance group. Mr. Lee received a Bachelor of Arts degree from Lenoir-Rhyne College and an MBA from the University of North Carolina at Chapel Hill.

Mr. Lee is currently an active member on the board of directors of biotech companies Maxygen and Pozen, Inc., as well as the North Carolina Biosciences Organization (NCBIO). Previously, Mr. Lee served on the boards of Abgenix, Inc., CV Therapeutics, Inspire Pharmaceuticals, OSI Pharmaceuticals and A.M. Pappas & Associates. He has served in various leadership capacities on these boards, including Chairman of the Board, Independent Lead Director and Chairman of Audit Committees.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds in development: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for hematological malignancies. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.biocryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors) Carolyn Wang, WCG, +1-415-946-1065 (media)